                                                                     EXHIBIT 8.1

                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                  TAX OPINION

                                              October 15, 1998

F&M Bancorp
110 Thomas Johnson Drive
Frederick, Maryland 21702

Ladies and Gentlemen:

    We have acted as counsel to F&M Bancorp, a Maryland corporation ("F&M"), in connection with the contemplated merger (the "Merger") under the Maryland General Corporation Law of Monocacy Bancshares, Inc., a Maryland corporation ("Monocacy") with and into F&M and the subsequent merger ("Subsidiary Bank Merger") under the applicable provisions of 12 U.S.C. 215a(a) of Taneytown Bank & Trust Company, a Maryland-chartered commercial bank and wholly owned subsidiary of Monocacy ("Taneytown"), with and into Farmers & Mechanics National Bank, a banking association organized under the laws of the United States and wholly owned subsidiary of F&M ("F&M Bank"), pursuant to the Agreement and Plan of Merger, dated September 4, 1998, by and between F&M and Monocacy (the "Merger Agreement") as described in the Registration Statement and the Subsidiary Agreement and Plan of Merger, dated September 4, 1998, between F&M Bank and Taneytown (the "Subsidiary Merger Agreement").(1) In connection with the Registration Statement filed on October 15, 1998 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act, we are rendering our opinion concerning certain federal income tax consequences of the Merger. The delivery of this opinion, dated as of the Effective Time, is a condition to the Merger pursuant to Section 8.2 of the Merger Agreement.

    In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Subsidiary Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements, representations and agreements made by F&M, F&M Bank, Monocacy, Taneytown and others, including representations set forth in letters dated the date hereof from officers of F&M, F&M Bank, Monocacy and Taneytown (the "Representation Letters"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by F&M, F&M Bank, Monocacy and Taneytown, including those set forth in the Representation Letters. Furthermore, we have assumed that the Representation Letters will be complete, and will be re-executed by appropriate officers of F&M, F&M Bank, Monocacy and Taneytown at the Effective Time.

    In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger and the Subsidiary Bank Merger or contemplated by the Merger Agreement or the Subsidiary Merger Agreement

------------------------

(1) Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in F&M's Registration Statement on Form S-4 (the "Registration Statement") filed in connection with the Merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

will be consummated in accordance with the Merger Agreement as described in the Registration Statement and the Subsidiary Merger Agreement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. Finally, we have assumed that the Merger will qualify as a statutory merger under the applicable provisions of the Maryland General Corporation Law, and the Subsidiary Bank Merger will qualify as a statutory merger under the applicable provisions of 12 U.S.C. 215a(a).

    In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein.

OPINION

    Based solely upon the foregoing, we are of the opinion that the Merger will be treated, under current law, as a reorganization within the meaning of Section 368(a) of the Code.

    Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger, the Subsidiary Bank Merger, or of any transactions related thereto or contemplated by the Merger Agreement, as described in the Registration Statement, or the Subsidiary Merger Agreement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We are furnishing this opinion to you solely in connection with Section 8.2 of the Merger Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission, except that we consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ Skadden, Arps, Slate, Meagher &
                                          Flom LLP

                                       2